Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, January 31, 2012 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2011.

Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2011	2010	% change	2011	2010	% change
Total revenues	$2,568,284	$2,325,349	10.4%	$10,336,346	$9,274,305	11.5%

Net revenues:
Transportation
Truck	$306,443	$290,465	5.5%	$1,236,611	$1,076,247	14.9%
Intermodal	10,189	9,441	7.9%	41,189	36,550	12.7%
Ocean	17,022	16,714	1.8%	66,873	60,763	10.1%
Air	8,811	10,756	-18.1%	39,371	42,315	-7.0%
Other logistics services	16,207	14,397	12.6%	59,872	57,254	4.6%

Total transportation	358,672	341,773	4.9%	1,443,916	1,273,129	13.4%
Sourcing	27,431	31,704	-13.5%	128,448	139,377	-7.8%
Payment services	15,282	14,687	4.1%	60,294	55,472	8.7%

Total net revenues	401,385	388,164	3.4%	1,632,658	1,467,978	11.2%

Operating expenses	229,430	224,099	2.4%	939,928	845,118	11.2%

Operating income	171,955	164,065	4.8%	692,730	622,860	11.2%
Net income	$109,214	$103,161	5.9%	$431,612	$387,026	11.5%

Diluted EPS	$0.67	$0.62	8.1%	$2.62	$2.33	12.4%

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C.H. Robinson Worldwide, Inc.

January 31, 2012

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, increased 5.5 percent in the fourth quarter of 2011. Our truckload volumes increased approximately seven percent in the fourth quarter of 2011 compared to the fourth quarter of 2010. Our truckload net revenue margin decreased in the fourth quarter of 2011 compared to the fourth quarter of 2010, due to the higher cost of fuel and our cost per mile rising faster than our price per mile. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately three percent in the fourth quarter of 2011 compared to the fourth quarter of 2010. Our truckload transportation costs increased approximately four percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 22 percent. The increase was driven by an increase in total shipments of approximately 14 percent and pricing increases, offset partially by a decreased net revenue margin.

Our intermodal net revenue increased 7.9 percent in the fourth quarter of 2011. This was due to volume growth, partially offset by decreased net revenue margin. Our net revenue margin decline was due to a change in our mix of business.

Our ocean transportation net revenues increased 1.8 percent in the fourth quarter of 2011, driven primarily by increased volumes, largely offset by price declines.

Our air transportation net revenue decreased 18.1 percent in the fourth quarter of 2011 due to decreases in volumes, pricing, and net revenue margin.

Other logistics services, which include transportation management fees, customs, warehousing, and small parcel, increased 12.6 percent in the fourth quarter of 2011. This was primarily due to increases in our management fee and customs net revenues.

For the fourth quarter, our Sourcing revenues decreased 3.2 percent. Sourcing net revenues decreased 13.5 percent to $27.4 million in 2011 from $31.7 million in 2010, primarily due to decreased net revenue margin, partially offset by volume growth.

Our Payment Services revenues increased 4.1 percent in the fourth quarter of 2011 primarily due to fee increases driven by higher fuel prices and changes to merchant agreements, and by an increase in MasterCard® transactions and other fuel card services.

For the fourth quarter, operating expenses increased 2.4 percent to $229.4 million in 2011 from $224.1 million in 2010. This was due to a decrease of 3.1 percent in personnel expense and an increase of 19.2 percent in other selling, general, and administrative expenses. The personnel expense decrease was driven by a reduction in certain incentive compensation plans that are based on growth in earnings, including our restricted stock program. Our earnings grew slower in the fourth quarter of 2011 compared to the earnings growth in the fourth quarter of 2010. Other operating expense growth was driven by an increase in claims, travel, temporary services, depreciation, and amortization of internally developed software. For the fourth quarter, operating expenses as a percentage of net revenues declined slightly, to 57.2 percent in 2011 and 57.7 percent in 2010.

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C.H. Robinson Worldwide, Inc.

January 31, 2012

Through January 30, 2012, our North American truckload volume growth per business day was approximately seven percent. Through the same period, our total net revenue growth per business day was approximately six percent.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 37,000 customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 53,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2011 Earnings Conference Call

Tuesday, January 31, 2012 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-6009. Callers should reference the conference ID, which is 4504485

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 3: 800-406-7325; passcode: 4504485#

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C.H. Robinson Worldwide, Inc.

January 31, 2012

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenues:
Transportation	$2,200,258	$1,946,325	$8,740,524	$7,575,659
Sourcing	352,744	364,337	1,535,528	1,643,174
Payment Services	15,282	14,687	60,294	55,472

Total revenues	2,568,284	2,325,349	10,336,346	9,274,305

Costs and expenses:
Purchased transportation and related services	1,841,586	1,604,552	7,296,608	6,302,530
Purchased products sourced for resale	325,313	332,633	1,407,080	1,503,797
Personnel expenses	164,062	169,271	696,233	632,064
Other selling, general, and administrative expenses	65,368	54,828	243,695	213,054

Total costs and expenses	2,396,329	2,161,284	9,643,616	8,651,445

Income from operations	171,955	164,065	692,730	622,860

Investment and other income	1,373	256	1,974	1,242

Income before provision for income taxes	173,328	164,321	694,704	624,102
Provision for income taxes	64,114	61,160	263,092	237,076

Net income	$109,214	$103,161	$431,612	$387,026

Net income per share (basic)	$0.67	$0.63	$2.63	$2.35
Net income per share (diluted)	$0.67	$0.62	$2.62	$2.33
Weighted average shares outstanding (basic)	162,919	164,729	164,114	164,909
Weighted average shares outstanding (diluted)	163,825	166,075	164,741	165,972

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C.H. Robinson Worldwide, Inc.

January 31, 2012

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$373,669	$398,607
Available-for-sale securities	—	9,290
Receivables, net	1,189,637	1,036,070
Other current assets	48,237	37,801

Total current assets	1,611,543	1,481,768

Property and equipment, net	126,830	114,333
Intangible and other assets	399,668	399,598

Total Assets	$2,138,041	$1,995,699

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$704,734	$627,561
Accrued compensation	117,541	96,991
Other accrued expenses	54,357	47,055

Total current liabilities	876,632	771,607

Long term liabilities	12,935	20,024

Total liabilities	889,567	791,631

Total stockholders’ investment	1,248,474	1,204,068

Total liabilities and stockholders’ investment	$2,138,041	$1,995,699

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C.H. Robinson Worldwide, Inc.

January 31, 2012

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2011	2010
Operating activities:
Net income	$431,612	$387,026
Stock-based compensation	38,601	37,047
Depreciation and amortization	32,498	29,369
Provision for doubtful accounts	9,052	13,922
Other non-cash expenses, net	7,363	10,619
Net changes in operating elements	(89,414)	(133,204)

Net cash provided by operating activities	429,712	344,779

Investing activities:
Purchases of property and equipment	(35,932)	(17,718)
Purchases and development of software	(16,874)	(10,959)
Purchases of available-for-sale securities	—	(10,752)
Sales/maturities of available-for-sale securities	9,311	53,111
Restricted cash	5,000	(5,000)
Other	182	(84)

Net cash (used for) provided by investing activities	(38,313)	8,598

Financing activities:
Payment of contingent purchase price	(4,318)	—
Net repurchases of common stock	(231,338)	(133,324)
Excess tax benefit on stock-based compensation	15,255	13,092
Cash dividends	(194,697)	(168,902)

Net cash used for financing activities	(415,098)	(289,134)
Effect of exchange rates on cash	(1,239)	(2,944)

Net change in cash and cash equivalents	(24,938)	61,299
Cash and cash equivalents, beginning of period	398,607	337,308

Cash and cash equivalents, end of period	$373,669	$398,607

	As of December 31,
	2011	2010
Operational Data:
Employees	8,353	7,628
Branches	235	231

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